                   SECURITIES PURCHASE AND OPTION AGREEMENT
                   ----------------------------------------


     THIS SECURITIES PURCHASE AND OPTION AGREEMENT (this "Agreement"), dated as of April 2, 1999, is entered into between Sprint Corporation, a Kansas corporation ("Sprint"), and Wireless Holding LLC, a Delaware limited liability company ("Securityholder"), with respect to all of the shares of preferred stock owned by Securityholder of People's Choice TV Corp., a Delaware corporation ("PCTV").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Securityholder owns 746,104 shares of the Convertible Cumulative Pay-in-Kind Preferred Stock, par value $0.01 per share and liquidation preference of $100 per share, of PCTV (the "Preferred Stock");

     WHEREAS, Sprint desires to enter into this Agreement in connection with Sprint's efforts to consummate an acquisition of PCTV;

     WHEREAS, pursuant to the terms and conditions of this Agreement, Securityholder desires to sell, and Sprint desires to purchase, 497,405 shares of the Preferred Stock owned by Securityholder;

     WHEREAS, the parties desire to enter into certain option arrangements with respect to the remaining shares of Preferred Stock held by Securityholder, as well as any additional shares of Preferred Stock acquired as dividends with respect to such remaining shares;

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Agreement to Purchase.
          ---------------------

          1.1  Sale and Purchase.  Upon the terms and subject to the conditions
               -----------------
of this Agreement, on the First Closing Date (as hereinafter defined), Securityholder shall irrevocably sell, transfer, convey, assign and deliver to Sprint, and Sprint shall purchase and accept delivery from Securityholder, (a) 497,405 shares of the Preferred Stock (the "Purchased Stock"), and (b) any and all cash, securities, interest and other property and proceeds which may be exchanged for, or distributed or collected in respect of, the Purchased Stock (whether as dividends payable with respect to the Preferred Stock or otherwise). The assets being sold to Sprint pursuant to this Section 1.1 (subject to adjustment, exchange or conversion as contemplated by Section 9.1 hereof) are referred to collectively hereinafter as the "Purchased Assets." Sprint does not assume any liabilities or obligations (if any) of Securityholder related to or in connection with the Purchased Assets and arising prior to the First Closing Date.

          1.2  Purchase Price. The aggregate purchase price (the "Purchase
               --------------
Price") to be paid by Sprint to Securityholder for the Purchased Assets shall be an amount equal to fifteen million dollars ($15,000,000.00).

          1.3  Payment of Purchase Price.  Subject to the terms and conditions
               -------------------------
of this Agreement, on the First Closing Date, Sprint shall make payment of the Purchase Price to Securityholder by wire transfer of immediately available funds to an account designated in writing by Securityholder prior to the First Closing Date.

          1.4  Transfer of Purchased Assets.  Upon payment of the Purchase Price
               ----------------------------
as provided in Section 1.3 hereof, Securityholder shall deliver to Sprint, or an affiliate of Sprint designated in writing to Securityholder, at the First Closing (as hereinafter defined), (a) the certificates representing the Purchased Stock (subject to adjustment, exchange or conversion as contemplated by Section 9.1 hereof), duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc., (b) all other cash, securities and other property which constitute the Purchased Assets, (c) all such other agreements, endorsements, assignments and other instruments as are necessary or desirable, in Sprint's sole and absolute discretion, to vest in Sprint or its designee good and marketable title to the Purchased Assets or to evidence of record the sale and assignment of the Purchased Assets to Sprint or its designee, and (d) an irrevocable proxy appointing Sprint or its designee as Securityholder's proxy to vote the Purchased Stock, which irrevocable proxy shall be substantially identical to the form attached hereto as Exhibit A.

          1.5  First Closing.  Subject to the fulfillment or waiver of the
               -------------
conditions precedent set forth in Article 6 hereof, the closing of the purchase and sale of the Purchased Assets (the "First Closing") shall take place at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York 10036 at 2:00 p.m. (local time) on April 5, 1999 (the "First Closing Date"). Except as otherwise provided herein, all actions to be taken and all documents to be executed at the First Closing shall be deemed to have been taken, delivered and executed simultaneously, and no action shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

     2.   Grant of Options.
          ----------------

          2.1  Options.  Upon the terms and subject to the conditions of this
               -------
Agreement, Securityholder hereby grants to Sprint or Sprint's designee (a) an irrevocable option (the "First Option") to purchase (i) 123,699 shares of the Preferred Stock, and (ii) any and all cash, securities, interest and other property and proceeds which may be exchanged for, or distributed or collected in respect of, any shares of the Preferred Stock referenced in Section 2.1(a)(i) hereof, and (b) an irrevocable option (the "Second Option;" the First Option and the Second Option are referred to collectively hereinafter as the "Options") to purchase (i) 125,000 shares of the Preferred Stock, and (ii) any and all cash, securities, interest and other property and proceeds which may be exchanged for, or distributed or collected in respect of, any shares of the Preferred

Stock referenced in Section 2.1(b)(i) hereof. The assets subject to the First Option (subject to adjustment, exchange or conversion as contemplated by Section 9.1) are referred to collectively hereinafter as the "First Option Securities," the assets subject to the Second Option (subject to adjustment, exchange or conversion as contemplated by Section 9.1) are referred to collectively hereinafter as the "Second Option Securities," and the First Option Securities and Second Option Securities are referred to collectively hereinafter as the "Option Securities." Upon exercise of the First or Second Option and purchase of the related Option Securities, Sprint shall not assume any liabilities or obligations (if any) of Securityholder related to or in connection with such Option Securities and arising prior to the relevant Option Closing Date (as defined hereinafter).

          2.2  [INTENTIONALLY OMITTED].

          2.3  Option Prices.  The purchase price payable by Sprint or its
               -------------
designee at (a) the Option Closing (as hereinafter defined) for the First Option Securities shall be an amount equal to the sum of (the "First Option Price") (i) four million four hundred eighty thousand one hundred nine dollars ($4,480,109.00), plus (ii) an amount equal to interest accrued on such $4,480,109.00 amount at the rate of six percent (6%) per annum, compounded quarterly, calculated from the First Closing Date to the First Option Closing Date (as hereinafter defined), and (b) the Option Closing for the Second Option Securities shall be an amount equal to the sum of (the "Second Option Price;" the First Option Price and the Second Option Price are referred to collectively hereinafter as the "Option Prices") (i) three million eight hundred fifty-three thousand four hundred twenty dollars ($3,853,420.00), plus (ii) an amount equal to interest accrued on such $3,853,420.00 amount at the rate of six percent (6%) per annum, compounded quarterly, calculated from the First Closing Date to the Second Option Closing Date (as hereinafter defined).

          2.4  Exercise.
               --------

               (a) Sprint or its designee shall exercise an Option as to the related Option Securities by giving written notice to Securityholder. Such notice shall specify a date (not earlier than one business day nor later than three business days from the date such notice is delivered to Securityholder) and place for closing of the exercise of such Option (the "Option Closing"). Upon delivery of notice exercising an Option, such Option shall be deemed to have been exercised by Sprint or its designee irrespective of the actual date of the Option Closing. The actual date of the Option Closing relating to the First Option is referred to hereinafter as the "First Option Closing Date," the actual date of the Option Closing relating to the Second Option is referred to hereinafter as the "Second Option Closing Date," and the First Option Closing Date and Second Option Closing Date are referred to collectively hereinafter as the "Option Closing Dates." At each Option Closing, Sprint or its designee will deliver to Securityholder the Option Price with respect to the Option Securities that are the subject of the Option being exercised, by wire transfer of immediately available funds to an account designated in writing by Securityholder prior to the applicable Option Closing Date.

               (b) Upon payment of the Option Price as provided in Section 2.4(a) hereof, the Securityholder shall deliver to Sprint or its designee at the Option Closing, (i) the certificates representing the Option Securities (subject to adjustment, exchange or conversion as contemplated by Section 9.1 hereof) that are the subject of the Option being exercised, duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc., (ii) all other cash, securities and other property which constitute such Option Securities, and (iii) all such other agreements, endorsements, assignments and other instruments as are necessary or desirable, in Sprint's sole and absolute discretion, to vest in Sprint or its designee good and marketable title to such Option Securities or to evidence of record the sale and assignment of such Option Securities to Sprint or its designee. Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that Securityholder shall be the sole owner of the Option Securities until the purchase and sale of the Option Securities on an Option Closing Date.

          2.5  Option Expiration/Put Right.  Except as provided below, each
               ---------------------------
Option shall terminate and expire on the earlier of: (a) the date that is the eighteen month anniversary of the date of this Agreement (the "Expiration Date") if such Option has not been exercised by Sprint or its designee on or before such date, and (b) the date Securityholder gives notice pursuant to Section
8.1.5 hereof. If either Option has not been exercised on or before the Expiration Date, Securityholder shall have the right to deliver, at any time commencing upon the Expiration Date and for a period of 30 days thereafter, a written notice to Sprint (the "Securityholder Notice") requiring that Sprint or its designee purchase the Option Securities subject to any unexercised Option at the applicable Option Price (the "Put Right"); provided, however, that in the event Sprint or an affiliate has elected or designated, or has the power to elect or designate pursuant to a power that may be then exercised and that would have immediate effect, a majority of the board of directors of PCTV, or in the event Sprint has consummated one or more transactions that have resulted in Sprint becoming the owner, directly or indirectly, of all of the issued and outstanding common stock of PCTV, then Securityholder shall have the right to deliver the Securityholder Notice and exercise the Put Right at any time during the 30-day period following such election or designation of directors, the acquisition of such power to elect or designate directors or the consummation of such transactions. Notwithstanding any other provision of this Section 2.5, if an Option Closing has not occurred prior to the Expiration Date solely as a result of the existence of any order or decree that has the effect of restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions at such Option Closing, then the Expiration Date shall be deemed extended for the time period that the Option Closing has not occurred as a result of the existence of such order or decree plus an additional 30 days, subject to a maximum extension of three months (i.e., the
                                                                    ---
twenty-one
month anniversary of the date of this Agreement); provided, however, the Put Right shall continue for an additional period of two years (i.e., the forty-five
                                                            ---
month anniversary of the date of this Agreement) notwithstanding the termination and expiration of any unexercised Option on the extended Expiration Date. Upon the exercise by Securityholder of the Put Right, the parties shall consummate the purchase and sale of the Option Securities subject to any unexercised Option in accordance with Section 2.4 hereof.

          2.6  Receipt of Distributions.  After the execution of this Agreement
               ------------------------
and prior to the Option Closing relating to the Second Option, if Securityholder receives any cash, securities, interest or other property or proceeds with respect to the Option Securities (whether as dividends payable with respect to the Preferred Stock or otherwise), such cash, securities, interest, property and proceeds shall become a part of the assets included in the Option Securities.

          2.7  No Solicitation.  Other than as provided in this Article 2, from
               ---------------
and after the date of this Agreement and through the Expiration Date, neither Securityholder nor any person acting as an agent of Securityholder or otherwise on Securityholder's behalf shall, directly or indirectly, solicit, encourage or initiate negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Sprint or an affiliate or an associate of Sprint) concerning any sale, transfer, pledge or other disposition or conversion of the Option Securities or a sale of, merger with, or similar transaction involving PCTV or of any assets of PCTV. Securityholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Securityholder will notify Sprint immediately if any party contacts Securityholder following the date hereof (other than Sprint or an affiliate or associate of Sprint) concerning any sale, transfer, pledge or other disposition or conversion of the Option Securities or a sale of, or merger with, PCTV or of any sale of assets of PCTV.

     3.   Representations and Warranties of Sprint.  In order to induce
          ----------------------------------------
Securityholder to enter into this Agreement and to consummate the transactions contemplated hereby, Sprint hereby represents and warrants to Securityholder, as of the date hereof, as of the First Closing Date and as of each Option Closing Date, as follows:

          3.1  Authorization.  Sprint is a corporation duly organized, validly
               -------------
existing and in good standing under the laws of the State of Kansas. Sprint has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sprint has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Sprint, enforceable against Sprint in accordance with its terms.

          3.2  Investment.  Sprint acknowledges that the Purchased Stock and the
               ----------
Option Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state or other jurisdiction. Sprint is acquiring the

Purchased Stock and the Option Securities solely for its own account and not with a view to, or for resale in connection with, any distribution prohibited by the Securities Act or the securities laws of any applicable state or other jurisdiction. Sprint agrees not to resell or offer to resell the Purchased Stock or the Option Securities except in compliance with the registration requirements of the Securities Act and other applicable securities laws, or an applicable exemption therefrom.

          3.3  Sprint Has Adequate Information.  Sprint is a sophisticated
               -------------------------------
purchaser with respect to the Purchased Assets and Option Securities and has adequate information concerning the business and financial condition of PCTV to make an informed decision regarding the purchase of the Purchased Assets and Option Securities and has independently and without reliance upon Securityholder and based on such information as Sprint has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sprint acknowledges that Securityholder has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sprint acknowledges that the purchase of the Purchased Assets and Option Securities (upon exercise of the Options) by Sprint is irrevocable, and that Sprint shall have no recourse to Securityholder, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, and pursuant to indemnities contained herein. Sprint acknowledges that it has reviewed the Stock Purchase Agreement, dated as of October 27, 1994 (the "Preferred Stock Agreement"), by and among Blackstone Capital Partners II Merchant Banking Fund, L.P., Blackstone Offshore Capital Partners II L.P. (collectively, "Blackstone") and PCTV, and the Certificate of Designations relating to the Preferred Stock and filed by PCTV with the Delaware Secretary of State on or about November 9, 1994 (the "Certificate").

          3.4  No Violation.  Neither the execution and delivery of this
               ------------
Agreement nor the consummation of the transactions contemplated hereby will (a) require Sprint to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, except for filings required to be made by Sprint pursuant to federal securities laws and the regulations promulgated thereunder and except any filings with and notices to governmental or regulatory authorities or any other person required of Sprint to consummate the transactions contemplated hereby under Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder (the "HSR Act"), or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Sprint, except for any such violations, breaches or defaults that would not (individually or in the aggregate) have a material adverse effect on the Purchased Assets, the Option Securities, the rights of Securityholder pursuant to this Agreement or the ability of Sprint to consummate the transactions contemplated by this Agreement.

          3.5  Securityholder's Excluded Information.  Sprint acknowledges and
               -------------------------------------
confirms that (a) Securityholder may possess or hereafter come into possession of certain non-public information concerning the Purchased Assets, the Option Securities and PCTV which is not known to Sprint and which may be material to Sprint's decision to purchase the Purchased Assets and Option Securities ("Securityholder's Excluded Information"), (b) Sprint has requested not to receive Securityholder's Excluded Information and has determined to purchase the Purchased Assets and Option Securities notwithstanding its lack of knowledge of Securityholder's Excluded Information, and (c) Securityholder shall have no liability or obligation to Sprint, in connection with, and Sprint hereby waives and releases Securityholder from, and covenants not to sue Securityholder in respect of, any claims which Sprint or its successors and assigns may have against Securityholder (whether pursuant to applicable securities laws or otherwise) with respect to, the non-disclosure of Securityholder's Excluded Information; provided, however, nothing contained in this Section 3.5 shall limit Sprint's right to rely upon the express representations and warranties made by Securityholder in this Agreement, or Sprint's remedies in respect of breaches of any such representations and warranties.

     4.   Representations and Warranties of Securityholder.  In order to induce
          ------------------------------------------------
Sprint to enter into this Agreement and to consummate the transactions contemplated hereby, Securityholder represents and warrants to Sprint, as of the date hereof, as of the First Closing Date and, solely with respect to the representations and warranties set forth in Section 4.5 below, as of each Option Closing Date, as follows:

          4.1  Existence.  Securityholder is a limited liability company duly
               ---------
organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2  Ownership.  Securityholder has good and marketable title to the
               ---------
Purchased Assets and the Option Securities, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever.

          4.3  Authorization.  Securityholder has all requisite power and
               -------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has sole voting power and sole power of disposition with respect to all of the Purchased Stock and the Option Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Securityholder has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Securityholder, enforceable against Securityholder in accordance with its terms. Upon the closing of the transactions contemplated hereby on the First Closing Date, the First Option Closing Date and the Second Option Closing Date, Securityholder will transfer to Sprint or Sprint's designee, the sole power of voting and disposition of the Purchased Stock, the First Option Securities and the Second Option Securities (as applicable).

          4.4  No Violation.  Neither the execution and delivery of this
               ------------
Agreement nor the consummation of the transactions contemplated hereby will (a) require Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, except for (i) filings required to be made by Securityholder pursuant to federal securities laws and the regulations promulgated thereunder, (ii) notice to PCTV given pursuant to
Section 4.08(b) of the Preferred Stock Agreement (which notice does not disclose Sprint's identity), and (iii) consents that have been previously obtained, or
(b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Securityholder, except for any such violations, breaches or defaults that would not (individually or in the aggregate) have a material adverse effect on the Purchased Assets, the Option Securities, the rights of Sprint pursuant to this Agreement or the ability of Securityholder to consummate the transactions contemplated by this Agreement. As of the First Closing Date, no proceedings are pending which, if adversely determined, will have a material adverse effect on any of the Purchased Assets or the Option Securities. Securityholder has not previously assigned or sold any of the Purchased Assets or the Option Securities to any third party.

          4.5  Transfer of Purchased Assets.  Securityholder is the sole legal
               ----------------------------
and beneficial owner of the Purchased Assets and the Option Securities. At the First Closing and at each Option Closing, Securityholder will transfer and convey to Sprint or its designee (a) good and marketable title to the Purchased Assets and the Option Securities (as applicable), free and clear of any liens, claims, liabilities, options, proxies, charges, participations and encumbrances of any kind or character whatsoever created by or arising through Securityholder, any of its affiliates or Blackstone, and (b) all (i) equity securities of PCTV or its affiliates that were held by Securityholder or its affiliates as of the date of this Agreement (except, in the case of the First Closing, the Option Securities and, in the case of the Option Closing relating to the First Option, the Second Option Securities), (ii) "claims" against PCTV or any of its affiliates that were held by Securityholder or its affiliates as of the date of this Agreement and that relate to the Preferred Stock (except, in the case of the First Closing, any such claims relating to the Option Securities and, in the case of the Option Closing relating to the First Option, any such claims relating to the Second Option Securities), and (iii) to Securityholder's knowledge, other claims against PCTV or any of its affiliates that were held by Securityholder or its affiliates as of the date of this Agreement. For purposes of this Agreement, the terms "claim" and "claims" shall have the meaning set forth in 11 U.S.C. (S) 101(5).

          4.6  No Modifications to Documents Governing the Preferred Stock.  The
               -----------------------------------------------------------
Preferred Stock Agreement has not been modified, amended or supplemented in any material respects since the execution and delivery thereof. Securityholder has not consented to any waiver of any material breach of or material default under the Preferred Stock Agreement or to any material noncompliance by PCTV with any of the provisions of the Preferred Stock Agreement. A true, correct and complete copy of the Preferred Stock Agreement has been provided previously by Securityholder to Sprint or made available for Sprint's review. Neither Securityholder nor any of its affiliates has voted to approve, or has consented to, any material modification, amendment or supplement to the Certificate since the filing thereof with the Delaware Secretary of State. Immediately prior to the First Closing, Securityholder is a "Designated Transferee" (as such term is defined in the Certificate) with respect to the Preferred Stock.

          4.7  Securityholder Has Adequate Information.  Securityholder is a
               ---------------------------------------
sophisticated seller with respect to the Purchased Assets and Option Securities and has adequate information concerning the business and financial condition of PCTV to make an informed decision regarding the sale of the Purchased Assets and Option Securities and has independently and without reliance upon Sprint and based on such information as Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Securityholder acknowledges that Sprint has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Securityholder acknowledges that the sale of the Purchased Assets and Option Securities by Securityholder to Sprint is irrevocable, and that Securityholder shall have no recourse to the Purchased Assets, the Option Securities or Sprint, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, and pursuant to indemnities contained herein.

          4.8  Sprint's Excluded Information.  Securityholder acknowledges and
               -----------------------------
confirms that (a) Sprint may possess or hereafter come into possession of certain non-public information concerning the Purchased Assets, the Option Securities and PCTV which is not known to Securityholder and which may be material to Securityholder's decision to sell the Purchased Assets and Option Securities ("Sprint's Excluded Information"), (b) Securityholder has requested not to receive Sprint's Excluded Information and has determined to sell the Purchased Assets and Option Securities notwithstanding its lack of knowledge of Sprint's Excluded Information, and (c) Sprint shall have no liability or obligation to Securityholder, in connection with, and Securityholder hereby waives and releases Sprint from, and covenants not to sue Sprint in respect of, any claims which Securityholder or its successors and assigns may have against Sprint (whether pursuant to applicable securities laws or otherwise) with respect to, the non-disclosure of Sprint's Excluded Information; provided, however, nothing contained in this Section 4.8 shall limit Securityholder's right to rely upon the express representations and warranties made by Sprint in this Agreement, or Securityholder's remedies in respect of breaches of any such representations and warranties.

          4.9  No Defenses.  Neither Securityholder nor any of its affiliates
               -----------
has received any payments (other than dividends) under or in respect of the Purchased Stock or the Option Securities (other than pursuant to this Agreement). Securityholder has no liability or obligation related to or in connection with the Purchased Assets or the Option Securities other than the obligations to Sprint as set forth in this Agreement. As of the First Closing Date, there are no legal or equitable defenses or counterclaims that have been or, to Securityholder's knowledge without independent inquiry, are threatened by or on behalf of PCTV that will affect the validity or enforceability of the Purchased Stock or the Option Securities. Neither Securityholder nor any of its affiliates has caused to be converted any shares of Preferred Stock held by such party into shares of PCTV common stock.

     5.   Certain Covenants.
          -----------------

          5.1  Lock-Up.  Securityholder hereby covenants and agrees that, from
               -------
and after the date hereof through the Second Option Closing Date, (a) except as expressly provided in this Agreement or as consented to in writing by Sprint in its sole and absolute discretion, Securityholder will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of or limit its right to vote in any manner any of the Option Securities or Purchased Assets, or agree to do any of the foregoing, and (b) Securityholder will not take any action which would have the effect of preventing or disabling Securityholder from performing any of its obligations under this Agreement.

          5.2  Receipt of Distributions.  After the First Closing Date (in the
               ------------------------
case of the Purchased Assets), the First Option Closing Date (in the case of the First Option Securities) and the Second Option Closing Date (in the case of the Second Option Securities), if Securityholder receives any cash, securities, interest or other property or proceeds with respect to the Purchased Assets, the First Option Securities or the Second Option Securities (as applicable), Securityholder shall hold such cash, securities, interest, property and proceeds for the sole and exclusive benefit of Sprint or its designee free of any interest of Securityholder therein, and Securityholder shall promptly pay and/or deliver any such cash, securities, interest, property and proceeds, in full, to Sprint or Sprint's designee in the same or equivalent form received (with the endorsement of Securityholder when necessary or appropriate).

          5.3  Public Announcement.  Securityholder shall consult with Sprint
               -------------------
before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Sprint, except as may be required by law.

          5.4  Designated Transferee.  From and after the date of this Agreement
               ---------------------
and through the Second Option Closing Date, Securityholder shall take all commercially reasonable actions that are necessary or appropriate in order to ensure that it remains at all times a "Designated Transferee" (as such term is defined in the Certificate) with respect to the Preferred Stock and Securityholder shall not take any action that would cause Securityholder to cease being a Designated Transferee with respect to the Preferred Stock. To the extent Securityholder is required to take any actions to ensure that it remains a Designated Transferee, (a) Sprint shall bear all costs and expenses related to the taking of such actions, and (b) Sprint shall have the right (but not the obligation) to direct and control the taking of such actions.

          5.5  Stop Transfer Instructions.  Promptly following the First Closing
               --------------------------
Date, Securityholder and Sprint shall deliver joint written instructions to PCTV (in its capacity as the transfer agent or registrar for the Preferred Stock) stating that the Option Securities may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of in any manner without the prior written consent of Sprint or except in accordance with the terms and conditions of this Agreement.

          5.6  HSR Filing.  Promptly following the First Closing Date, Sprint
               ----------
will make all filings with and give all notices to governmental or regulatory authorities required of Sprint pursuant to the HSR Act in connection with consummating the transactions contemplated by this Agreement. Sprint will use all commercially reasonable efforts to obtain early termination of all applicable waiting periods under the HSR Act.

          5.7  Exercise of First Option.  Sprint agrees that it will exercise
               ------------------------
the First Option promptly following the satisfaction of the condition precedent set forth in Section 6.1.5 hereof, but in no event later than 30 days after the satisfaction of such condition precedent (it being understood that, notwithstanding Sprint's exercise of the First Option, the consummation of the transactions at the Option Closing relating to the First Option shall be subject to the provisions of Section 6.1).

          5.8  No Modifications.  Securityholder agrees that, from and after the
               ----------------
date of this Agreement and through the Second Option Closing Date, Securityholder shall not (without the written consent of Sprint) (a) agree to any amendment, modification or supplement to the Preferred Stock Agreement, (b) consent to any waiver of any breach or default under the Preferred Stock Agreement, or (c) vote to approve, or consent to, any modification, amendment or supplement to the Certificate.

     6.   Conditions to Closing.
          ---------------------

          6.1  Conditions to Sprint's Obligations.  The obligations of Sprint to
               ----------------------------------
consummate the transactions contemplated by this Agreement at the First Closing are subject to the satisfaction at or prior to the First Closing of the conditions precedent set forth in Sections 6.1.1, 6.1.3 and 6.1.4, and the obligations of Sprint to consummate the transactions contemplated by this Agreement at each Option Closing are subject to the satisfaction at or prior to such Option Closing of each of the conditions precedent set forth in Sections 6.1.2, 6.1.3, 6.1.4 and 6.1.5, any one or more of which may be waived by Sprint:

               6.1.1 Each of the representations and warranties of Securityholder set forth Article 4 hereof shall be true and correct in all material respects on and as of the date of this Agreement and as of the First Closing Date with the same force and effect as though made on and as of the First Closing Date.

               6.1.2 Each of the representations and warranties of Securityholder set forth in Section 4.5 hereof shall be true and correct in all material respects on and as of the date of this Agreement and as of each Option Closing Date with the same force and effect as though made on and as of such Option Closing Date.

               6.1.3 There shall not be any order or decree by any federal, state or local governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal of competent jurisdiction (an "Authority") restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

               6.1.4 Securityholder shall have complied with the covenants contained in Section 5.8 hereof.

               6.1.5. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have terminated or expired.

          6.2  Conditions to Securityholder's Obligations.  The obligations of
               ------------------------------------------
Securityholder to consummate the transactions contemplated by this Agreement at the First Closing are subject to the satisfaction at or prior to the First Closing of the conditions precedent set forth in Sections 6.2.1 and 6.2.3, and the obligations of Securityholder to consummate the transactions contemplated by this Agreement at each Option Closing are subject to the satisfaction at or prior to such Option Closing of the conditions precedent set forth in Sections
6.2.2 and 6.2.3, any one or more of which may be waived by Securityholder:

               6.2.1 Each of the representations and warranties of Sprint set forth in Article 3 of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the First Closing Date with the same force and effect as though made on and as of the First Closing Date.

               6.2.2 Each of the representations and warranties of Sprint set forth in Article 3 of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of each Option Closing Date with the same force and effect as though made on and as of such Option Closing Date.

               6.2.3 There shall not be any order or decree by any Authority restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

     7.   Indemnification and Survival.
          ----------------------------

          7.1  Indemnification by Securityholder.
               ---------------------------------

               7.1.1     Indemnity.  Securityholder shall defend and indemnify
                         ---------
Sprint and its agents, affiliates, subsidiaries, controlling persons, officers, directors, and employees (collectively, the "Sprint Indemnitees"), and hold the Sprint Indemnitees wholly harmless from and against, any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") which any Sprint Indemnitee incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of Securityholder contained in this Agreement or contained in any certificate, instrument, agreement or document of Securityholder delivered to Sprint in connection with the consummation of the transactions contemplated hereby.

               7.1.2     Claims.  In the event that any Sprint Indemnitee shall
                         ------
receive written notice of any claim or proceeding against such Sprint Indemnitee that, if successful, might result in a claim under this Section 7.1, such Sprint Indemnitee shall give Securityholder prompt written notice of such claim or proceeding and shall permit Securityholder to participate in the defense of such claim or proceeding by counsel of Securityholder's own choosing and at the expense of Securityholder. In addition, upon written request of such Sprint Indemnitee, Securityholder shall assume the carriage of the defense of any such claim or proceeding.

          7.2  Indemnification by Sprint.
               -------------------------

               7.2.1     Indemnity.  Sprint shall defend and indemnify
                         ---------
Securityholder and its members, agents, affiliates, subsidiaries, controlling persons, officers, directors, and employees (collectively, the "Securityholder Indemnitees"), and hold the Securityholder Indemnitees wholly harmless from and against, any and all Losses which any Securityholder Indemnitee incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of Sprint contained in this Agreement or contained in any certificate, instrument, agreement or document of Sprint delivered to Securityholder in connection with the consummation of the transactions contemplated hereby.

               7.2.2     Claims.  In the event that any Securityholder
                         ------
Indemnitee shall receive written notice of any claim or proceeding against such Securityholder Indemnitee that, if successful, might result in a claim under this Section 7.2, such Securityholder Indemnitee shall give Sprint prompt written notice of such claim or proceeding and shall permit Sprint to participate in the defense of such claim or proceeding by counsel of Sprint's own choosing and at the expense of Sprint. In addition, upon written request of such Securityholder Indemnitee, Sprint shall assume the carriage of the defense of any such claim or proceeding.

          7.3. Specific Performance. Securityholder acknowledges that Sprint
               --------------------
will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Securityholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sprint upon the breach by Securityholder of such covenants and agreements, Sprint shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

          7.4  Survival of Representations and Warranties.  The respective
               ------------------------------------------
representations and warranties of Securityholder and Sprint contained herein or in any certificates or other documents delivered at or prior to the First Closing or any Option Closing shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until (a) in the case of the representations and warranties set forth in Sections 4.2, 4.3, 4.5, 4.7 and 4.8, the expiration of the applicable statute of limitations, including extensions thereof, and (b) in the case of all representations and warranties made as of the date hereof and as of the First Closing Date (except those set forth in Sections 4.2, 4.3, 4.5, 4.7 and 4.8 hereof), the Second Option Closing Date.

          7.5  Limitation on Indemnity.  Notwithstanding any other provision of
               -----------------------
this Article 7, the Sprint Indemnitees shall not be entitled to indemnification under this Article 7 unless the aggregate amount of all Losses incurred by the Sprint Indemnitees exceeds an amount equal to $2,000,000; provided, however, that in the event the Losses incurred by the Sprint Indemnitees exceed the $2,000,000 amount, then the indemnification obligations of Securityholder shall apply only to the amount by which such Losses exceed $1,000,000.

     8.   Termination.
          -----------

          8.1  Termination.  This Agreement may be terminated, and the
               -----------
transactions contemplated hereby abandoned, prior to the applicable closing as follows:

               8.1.1 by Sprint and Securityholder by mutual written consent at any time;

               8.1.2 by Sprint by giving written notice to Securityholder at any time (a) in the event Securityholder has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, Sprint has notified Securityholder of the breach and the breach has continued without cure for a period of 5 days after the notice of breach, or (b) if the First Closing shall not have occurred on or before the 5th day after the execution of this Agreement (unless the failure results primarily from Sprint breaching any representation, warranty, covenant or agreement of Sprint contained in this Agreement);

               8.1.3 by Securityholder by giving written notice to Sprint at any time (a) in the event Sprint has breached any representation, warranty, covenant or agreement of Sprint contained in this Agreement in any material respect, Securityholder has notified Sprint of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach, or (b) if the First Closing shall not have occurred on or before the 5th day after the execution of this Agreement (unless the failure results primarily from Securityholder breaching any representation, warranty, covenant or agreement of Securityholder contained in this Agreement);

               8.1.4 by Securityholder or by Sprint at any time prior to the First Closing Date if the First Closing shall violate any order, decree or judgment of any court or any Authority having competent jurisdiction; or

               8.1.5 by Securityholder by giving written notice to Sprint at any time after the 150th day after the date of this Agreement if all applicable waiting periods under the HSR Act shall not have terminated or expired.

          8.2  Effect of Termination.  In the event this Agreement is terminated
               ---------------------
pursuant to Section 8.1, all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party (except for any liability of any party then in breach).

     9.   Miscellaneous.
          -------------

          9.1  Reorganization Securities.  In the event that PCTV institutes any
               -------------------------
change in the Preferred Stock by reason of stock dividends, stock splits, mergers, recapitalizations, reorganizations, combinations, conversions, exchanges of shares or the like (whether or not through a plan of reorganization confirmed by a bankruptcy court) (in any case, a "Reorganization"), the right to acquire any such Preferred Stock pursuant to this Agreement shall include the right to purchase any and all cash, debt, securities or other consideration to be received by Securityholder in exchange for such Preferred Stock on the same terms and conditions as with respect to the original Preferred Stock, appropriately adjusted to reflect changes made to the Preferred Stock, and at the same aggregate Purchase Price or Option Price (as the case may be) irrespective of such Reorganization.

          9.2  Expenses.  Each of the parties hereto shall pay its own expenses
               --------
incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the other that it will bear all claims for brokerage fees attributable to action taken by it.

          9.3  Binding Effect.  This Agreement shall be binding upon and inure
               --------------
to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

          9.4  Entire Agreement.  This Agreement contains the entire
               ----------------
understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

          9.5  Headings.  The headings contained in this Agreement are for
               --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

          9.6  Assignment.  This Agreement may not be transferred or assigned by
               ----------
Securityholder but may be assigned by Sprint to any of its wholly-owned subsidiaries or to any successor to its business and will be binding upon and inure to the benefit of any such subsidiary or successor.

          9.7  Counterparts.  This Agreement may be executed in two
               ------------
counterparts, each of which shall be an original, but both of which together shall constitute one and the same Agreement.

          9.8  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram, or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

          (a)  If to Sprint:       Sprint Corporation
                                   2330 Shawnee Mission Parkway
                                   Westwood, Kansas 66205
                                   Attention: Mr. Theodore H. Schell
                                   Telecopy:  (913) 624-8426

               with copies to:     Sheldon A. Fisher, Esq.
                                   Senior Attorney
                                   Sprint Corporation
                                   2330 Shawnee Mission Parkway
                                   Westwood, Kansas 66205
                                   Telecopy:  (913) 624-8361

                                   and

                                   King & Spalding
                                   191 Peachtree Street
                                   Atlanta, Georgia 30303-1763
                                   Attention: Bruce N. Hawthorne, Esq.
                                   Telecopy:  (404) 572-5146

          (b)  If to
               Securityholder:     Murray Capital Management Inc.
                                   110 East 59th Street
                                   New York, New York 10022
                                   Attention: James B. Hoffman, Esq.
                                   Telecopy: (212) 588-9874
               with a copy to:     Arnold & Porter
                                   555 12th Street, N.W.
                                   Washington, D.C.  20004-1206
                                   Attention: Richard E. Baltz, Esq.
                                   Telecopy: (202) 942-5999

          9.9   Governing Law. This Agreement shall be governed by and construed
                -------------
and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

          9.10  Enforceability.  The invalidity or unenforceability of any
                --------------
provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          9.11  Further Assurances.  From time to time at or after the First
                ------------------
Closing (in the case of the Purchased Assets) or any Option Closing (in the case of the Option Securities), at Sprint's request and without further consideration, Securityholder shall execute and deliver to Sprint or its designee such documents and shall take such action as Sprint or its designee may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Sprint or its designee good, valid and marketable title to the Purchased Assets and the Option Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Purchased Assets and the Option Securities.

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                   SPRINT CORPORATION


                                   By: /s/ Ronald T. Le May
                                      ---------------------------
                                   Name: Ronald T. Le May
                                        -------------------------
                                   Title: Chief Operating Officer
                                         ------------------------


                                   WIRELESS HOLDING LLC

                                   By: Murray Capital Management, Inc.,
                                       Managing Member

                                       By: /s/ Marti P. Murray
                                          ---------------------------
                                       Name: Marti P. Murray
                                            -------------------------
                                       Title: President
                                             ------------------------

                                   EXHIBIT A
                                   ---------


                               IRREVOCABLE PROXY
                               -----------------


     Wireless Holding LLC, a Delaware limited liability company ("Securityholder"), (a) has revoked or terminated (and hereby revokes and terminates) any proxies, voting agreements or similar arrangements previously given or entered into with respect to the shares of Convertible Cumulative Pay-in-Kind Preferred Stock, par value $0.01 per share and liquidation preference of $100 per share (the "Preferred Stock"), of People's Choice TV Corp., a Delaware corporation ("PCTV"), held by Securityholder, and (b) hereby irrevocably appoints Sprint Corporation, a Kansas corporation ("Sprint"), as proxy for Securityholder, with full power of substitution and resubstitution, to vote (or refrain from voting) in any manner as Sprint, in its sole discretion, may see fit, 497,405 shares of the Preferred Stock (the "Proxy Shares") for Securityholder and in Securityholder's name, place and stead, at any annual, special or other meeting or action of the shareholders of PCTV or at any adjournment thereof or pursuant to any consent of shareholders of PCTV in lieu of a meeting or otherwise, with respect to any issue brought before the shareholders of PCTV. Without limiting the generality of the foregoing, this irrevocable proxy shall be valid and effective during any bankruptcy case involving PCTV and shall include (without limitation) the right to vote the Proxy Shares with respect to any plan of reorganization proposed in any such bankruptcy case. Securityholder acknowledges and agrees that neither Sprint nor Sprint's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents or affiliates shall owe any duty to Securityholder, whether in law or otherwise, or incur any liability of any kind whatsoever, including (without limitation) with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever, to Securityholder, in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Sprint of the Proxy Shares at any annual, special or other meeting or action or the execution of any consent of the shareholders of PCTV.

     This Irrevocable Proxy is executed and delivered by Securityholder this ______ day of April, 1999.

                                             WIRELESS HOLDING LLC



                                             By:________________________

                                             Name:______________________

                                             Title:_____________________

                               IRREVOCABLE PROXY
                               -----------------


     Wireless Holding LLC, a Delaware limited liability company ("Securityholder"), (a) has revoked or terminated (and hereby revokes and terminates) any proxies, voting agreements or similar arrangements previously given or entered into with respect to the shares of Convertible Cumulative Pay-in-Kind Preferred Stock, par value $0.01 per share and liquidation preference of $100 per share (the "Preferred Stock"), of People's Choice TV Corp., a Delaware corporation ("PCTV"), held by Securityholder, and (b) hereby irrevocably appoints Sprint Corporation, a Kansas corporation ("Sprint"), as proxy for Securityholder, with full power of substitution and resubstitution, to vote (or refrain from voting) in any manner as Sprint, in its sole discretion, may see fit, 497,405 shares of the Preferred Stock (the "Proxy Shares") for Securityholder and in Securityholder's name, place and stead, at any annual, special or other meeting or action of the shareholders of PCTV or at any adjournment thereof or pursuant to any consent of shareholders of PCTV in lieu of a meeting or otherwise, with respect to any issue brought before the shareholders of PCTV. Without limiting the generality of the foregoing, this irrevocable proxy shall be valid and effective during any bankruptcy case involving PCTV and shall include (without limitation) the right to vote the Proxy Shares with respect to any plan of reorganization proposed in any such bankruptcy case. Securityholder acknowledges and agrees that neither Sprint nor Sprint's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents or affiliates shall owe any duty to Securityholder, whether in law or otherwise, or incur any liability of any kind whatsoever, including (without limitation) with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever, to Securityholder, in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Sprint of the Proxy Shares at any annual, special or other meeting or action or the execution of any consent of the shareholders of PCTV.

     This Irrevocable Proxy is executed and delivered by Securityholder this 5th day of April, 1999.

                                             WIRELESS HOLDING LLC



                                             By:________________________

                                             Name:______________________

                                             Title:_____________________